Exhibit 23.7

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 of Vanguard Natural Resources, LLC of all references to our firm, including under the headings “Experts,” and information from our reserves report dated February 26, 2015, included in or made a part of the LRR Energy, L.P. Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 4, 2015, and our summary report attached as Exhibit 99.2 to such Annual Report on Form 10-K.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

February 11, 2016

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